Exhibit 10.7

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT, dated as of December 9, 2013 (this “Agreement”), is entered into by and among Crude Energy, LLC, a Texas limited liability company (“CE”) and Crude Royalties, LLC, a Texas limited liability company (“CR” and together with CE, “Crude”), and Bering Exploration, Inc., a Nevada corporation (“Company”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, pursuant to an Asset Purchase Agreement dated of even date herewith (the “Purchase Agreement”), Company has purchased substantially all of the assets (the “Business”) of Breitling Oil and Gas Corporation, a Texas corporation (“O&G”), and Breitling Royalties Corporation, a Texas corporation (“Royalties” and, collectively with O&G, “Breitling”)

WHEREAS, a major portion of the Business purchased by Company consists of working interests and royalty interests in oil and gas properties;

WHEREAS, O&G has been in the business of acquiring working interests in oil and gas properties and offering a portion of those working interests to its client base in exchange for O&G keeping an interest in those properties;

WHEREAS, Royalties has been in the business of acquiring royalty interests in oil and gas properties and offering a portion of those royalty interests to its client base in exchange for Royalties keeping an interest in those properties;

WHEREAS, pursuant to existing contractual arrangements and working practices, Breitling has retained title to a portion of the working interests and royalty interests owned by its clients and has been providing administrative services on behalf of its clients incidental to the clients’ ownership of those interests;

WHEREAS, Crude has been formed by two of the three owners of Breitling for the purpose of acquiring the Excluded Assets (as defined in the Purchase Agreement) of Breitling other than cash (including most of the personnel who were managing working interests and royalty interests on behalf of Breitling and its clients) and continuing the business of offering working interests and royalty interests to those clients and retaining a portion of such interests;

WHEREAS, Breitling’s client list, including all of the client contact information and investment parameters (the “Client List”), is included in the Business that Company has acquired pursuant to the Purchase Agreement;

WHEREAS, Company anticipates that it will continue to source prospects for working interest and royalty interest investments that Company will not acquire (“Prospects”); and

WHEREAS, Company desires to give Crude continued access to the Client List and access to Prospects in exchange for Crude’s agreement to provide certain administrative services to Company in order to facilitate an orderly separation from Crude and transition to ownership by Company of the Business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

Section 1. Term. This Agreement shall be effective as of the Closing Date and shall continue, with respect to each Administrative Service (as defined below), through the third anniversary of the Closing Date (the “Transition Date”), which date may be extended by agreement among the parties.

Section 2. Company Administrative Services.

(a) From the date hereof through the Transition Date (the “Transition Period”), Company shall provide to Crude (each, a “Company Administrative Service” and collectively, the “Company Administrative Services”) (i) access to the Company’s Client list so that Crude may offer prospects to the Company’s Clients and (ii) access to the Company’s Prospects for acquisitions of working interests and/or royalty interests. Notwithstanding the foregoing, the Company may, in its own discretion, elect to acquire all or any part of any Prospect of which it becomes aware. Crude shall not have the right to acquire all or any part of any Prospect that the Company desires to acquire for itself. If the Company generates a Prospect and decides not to acquire any or all of it, the Company shall offer the Prospect to Crude hereunder.

Section 3. Crude Administrative Services.

(a) During the Transition Period, Crude shall provide to Company the administrative services identified on Schedule A. (each, a “Crude Administrative Service” and collectively, the “Crude Administrative Services”). Any functions, responsibilities, activities or tasks that are not specifically described on Schedule A, but are reasonably required for the proper performance and delivery of the Crude Administrative Services, and are a necessary or inherent part of the Crude Administrative Services and were otherwise being performed by Breitling in the regular course of its business prior to the date hereof, shall be deemed to be implied by and included within the scope of the Crude Administrative Services to the same extent and in the same manner as if specifically described on Schedule A.

(b) Crude shall perform all Crude Administrative Services at comparable levels of performance, completeness, care and attention and in accordance with service standards, operating procedures, work schedules and maintenance intervals that are consistent with the practices of Breitling in performing such services or similar services for itself prior to the Closing Date. Crude may hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided, however, that (i) Crude remains ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth in this Section 3(b) are satisfied with respect to any Service provided by any Subcontractor; and (ii) the use of any Subcontractor will not adversely affect the quality or timeliness of delivery of any Service provided to Company.

(c) Company shall make available to Crude on a timely basis all data, information and other materials within Company’s control that are reasonably necessary for Crude to perform, or cause to be performed, the Crude Administrative Services. The Parties agree that Crude shall not have any liability for any failure to perform or for the late performance of any of the Crude Administrative Services, to the extent such non-performance or late performance results from Company’s having failed to provide, or cause to be provided, to Crude, data, information or other materials reasonably required to perform the Crude Administrative Services.

(d) Each Party shall (i) keep records regarding Crude Administrative Services as they have kept records for themselves prior to the date hereof, (ii) provide the other Party with reasonable access to such records, and (iii) for each Crude Administrative Service, retain such records in accordance with such Party’s record retention policy.

(e) The parties shall cooperate and use commercially reasonable efforts to obtain the consent of any licensors of software or any other third party that may be required in connection with the provision of any of the Crude Administrative Services hereunder; provided, however, that Crude shall have no obligation to pay money or grant any accommodation to any third party in order to obtain any such consents, except to the extent Company agrees to reimburse Crude for any such payment made by Crude at the request of Company. If any such third party requires a payment in order to make the Crude Administrative Services available to Company hereunder, each party shall promptly notify the other party of this additional cost and the parties shall discuss any viable work-around solution. In any such case, Company shall have the option to elect (i) to pay any amounts that are required to be paid to any third party to obtain the consent of such third party in order to receive the Crude Administrative Services hereunder or (ii) to terminate any of the Crude Administrative Services associated with the required consent.

Section 4. Billing and Payment.

(a) Crude shall provide the Crude Administrative Services in exchange for receiving the Company Administrative Services. Crude shall be entitled to receive from the Interest Holders (as defined in the Management Agreements referenced on Schedule A) all of the compensation payable to the “Manager” by the Interest Holders pursuant to Article III of the Management Agreements referenced on Schedule A.

(b) In addition to providing the Crude Administrative Services, Crude shall pay Company for the Company Administrative Services: (a) $100,000 per month, (b) $150,000 per Prospect delivered to Crude, and (c) a carried interest in each Prospect acquired in an the amount equal to 20% of such Prospect acquired by Crude (regardless of the amount of the Prospect resold by Crude to clients). Company shall provide Crude with an invoice within twenty (20) days following each month of the Transition Period detailing the fees incurred by Crude during such month.

(c) Unless otherwise provided herein, Crude shall pay all invoices by wire transfer of immediately available funds in accordance with the instructions provided by Company in writing to Crude, as applicable, not later than 10 days following receipt by Crude of

Company’s invoice. Crude shall not offset any amounts owing to it by Company against amounts payable by Crude hereunder or under any other agreement or arrangement. Should Crude dispute any portion of any invoice, Crude shall promptly notify Company in writing of the nature and basis of the dispute.

(d) If Crude fails to pay the full amount of any invoice within 30 days after the relevant payment date, such failure shall be considered a material breach of this Agreement (except to the extent of any invoiced amounts reasonably disputed by Crude in good faith and of which dispute Crude has notified Company in accordance with the requirements of this Agreement). Company may, without liability, suspend its obligations hereunder to provide any and all of the Company Administrative Services to Crude until such time as such invoices have been paid in full (except to the extent of any invoiced amounts reasonably disputed by Crude in good faith and of which dispute Crude has notified Company in accordance with the requirements of this Agreement). The remedy provided to Company by this Section 4(d) shall be without limitation of any other applicable provisions of this Agreement.

(e) All charges and fees to be paid by Crude to Company under this Agreement are exclusive of any applicable taxes required by law to be collected from Crude (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of the Crude Administrative Services hereunder). If a withholding, sales, use, excise or services tax is assessed on the provision of any of the Crude Administrative Services provided under this Agreement, Crude shall pay directly, reimburse or indemnify Company for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.

Section 5. Additional Crude Administrative Services. If Company reasonably determines that additional administrative services of the type previously provided by Breitling to the Business are necessary to complete the transition, Crude will consider in good faith providing such services to Company. If Crude agrees to add any additional services (“Additional Services”), representatives of Crude and Company will meet to discuss the terms and conditions (including cost) upon which such Additional Services will be provided. Any such Additional Services mutually agreed to and the fees thereof shall be effective as of the date of execution of an amendment to this Agreement by duly authorized representatives of the parties hereto. It is understood and agreed that Crude shall be under no obligation to provide or procure any such Additional Services requested by Company.

Section 6. Title to Property; Independent Contractors.

(a) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources (except for any procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned by Company) used by Crude or any third party service provider in connection with the provision of Crude Administrative Services hereunder (collectively, the “Equipment”) shall remain the property of Crude or such third party service provider and, except as otherwise provided herein, shall at all times be under the sole direction and control of Crude or such third party service provider.

(b) Crude shall not take title to any properties owned of record or beneficially by Company or its clients. Any addition to the assets of Company or its clients purchased, leased, or otherwise acquired with the Company’s or its clients’ funds or securities shall be acquired in the name of the Company or its clients, as appropriate.

(c) Crude shall remain at all times an independent contractor with respect to Company, and under no circumstances shall Crude be deemed to be a partner, employee, agent or representative of Company. Except as otherwise provided herein, management of, and control over, the provision of Crude Administrative Services (including the determination or designation at any time of the Equipment, employees and other resources of Crude or any third party service provider to be used in connection with the provision of the Crude Administrative Services) shall reside solely with Crude. Without limiting the generality of the foregoing, all labor matters relating to any employees of Crude and any third party service provider shall be within the exclusive control of such parties, and Company shall take no action affecting, or have any rights with respect to, such matters. Crude shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Crude used to provide Crude Administrative Services. Crude employees rendering Crude Administrative Services pursuant to this Agreement shall not be deemed employees of Company or be entitled to or qualified under any employee benefit plans, including, but not limited to, pension, health and insurance plans, provided by Company, as applicable, for its employees. Crude shall not be authorized, and none of Crude employees, agents or representatives shall at any time attempt to act on behalf of Company other than as authorized by Company, as applicable, or in the ordinary course of performing the Crude Administrative Services, or to bind Company in any manner whatsoever to any obligations. None of Crude employees, agents or representatives shall engage in any acts that may lead any person to believe that such party is an employee, agent or representative of Company.

(d) Company is and shall remain at all times independent contractors with respect to Crude and under no circumstances shall Company be deemed to be a partner, employee, agent or representative of Crude. Company shall not be authorized, and none of Company’s employees, agents or representatives shall at any time attempt to act on behalf of Crude other than as authorized by Crude or to bind Crude in any manner whatsoever to any obligations. Neither Company nor Company’s employees, agents or representatives, shall engage in any acts that may lead any person to believe that such party is an employee, agent or representative of Crude.

Section 7. Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Company:

Bering Exploration, Inc.

1910 Pacific Avenue, Suite 7000

Dallas, Texas 75201

Attn: Chris Faulkner, Chief Executive Officer

To Crude:

Crude Energy, LLC

1910 Pacific Avenue, Suite 7000

Dallas, Texas 75201

Attention: Parker Hallam

Any such notice or communication shall be deemed given (1) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (2) one business day after being deposited with a next-day courier, postage prepaid, or (3) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 8. Entire Agreement. This Agreement, its exhibits, schedules and annexes constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either Party which is not embodied in this Agreement or such other documents, and neither Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 9. Amendments; Waivers. No amendment, modification, waiver or discharge of this Agreement or any provision of this Agreement shall be effective against any Party, unless such Party shall have consented thereto in writing. No waiver of any condition, or of the breach of any provision hereof, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver hereof.

Section 10. Termination.

(a) Company may terminate this Agreement at any time upon written notice to Crude in the event of a material breach of this Agreement by Crude. Such termination shall become effective thirty (30) days from the date of Crude receipt of such notice unless the breach is cured prior to the end of said 30-day period.

(b) Crude may terminate this Agreement at any time upon written notice to Company in the event of a material breach of this Agreement by Company. Such termination shall become effective thirty (30) days from the date of Company’s receipt of such notice unless the breach is cured prior to the end of said 30-day period.

(c) During the 30-day period after notice is delivered to terminate pursuant to Section 10(a) or (b), the Parties will use commercially reasonable efforts to work together to migrate the Crude Administrative Services from Crude to Company (the “Transition”), so that Company will be able to perform the tasks and functions constituting the Crude Administrative Services on its own as of and following the termination of this Agreement. In furtherance of the foregoing, Crude shall provide Company, its agents and representatives reasonable access to relevant employees and representatives and relevant books, records, offices, and properties in order to permit Company or any third party selected by Company (i) to develop and provide its own stand-alone services to replace the Crude Administrative Services and (ii) to review and audit such books and records, at the expense of Company, solely as they relate to the provision of any Crude Administrative Services by Crude; provided, however, that such access shall not unreasonably disrupt the business or operations of Crude. In addition, any request by Company to review any such books or records or to meet with any of Crude employees or representatives, shall be during normal business hours and only after permission has been granted in writing by Crude.

Section 11. Confidentiality. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement, specifically including the Client List (the “Confidential Information”) confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally compelled to disclose such information; provided, however, that to the extent that a party receiving Confidential Information hereunder may receive the written advice of outside counsel that disclosure of any Confidential Information is required in order that such party not commit a violation of law, such party: (a) to the extent not inconsistent with such party’s obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order; (b) may only disclose such information if it shall first have used commercially reasonable efforts to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other party waives such party’s compliance with the provisions of this Section 11, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, “Confidential Information” does not include any information that: (i) is or becomes generally available to the public or the retail industry other than as a result of a disclosure, directly or indirectly, by the party receiving the Confidential Information; or (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or becomes available to the receiving party on a non-confidential basis, in each case from a source other than the disclosing party or its representatives, which source was not itself known to be bound by a confidentiality agreement with the disclosing party or its representatives and had not, to the knowledge of the receiving party, received such information, directly or indirectly, from a third party so bound. Following the termination of this Agreement, Crude shall return to Company or destroy all copies of the Client List and shall make no further use thereof.

Section 12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles. Each Party hereto hereby irrevocably submits to the personal and subject matter jurisdiction of the United States District Court Northern District of Texas, or any court of the State of Texas located in Dallas County, over any suit, action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably waives to the fullest extent permitted by law, (a) the right to trial by jury; (b) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; and (c) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each Party duly served with process therein and may be enforced in the courts of the jurisdiction of which either Party or any of their property is subject, by a suit upon such judgment.

Section 13. Headings. The headings appearing at the beginning of sections contained herein have been inserted for identification and reference purposes and shall not be used to determine the construction or interpretation of this Agreement.

Section 14. Counterparts. This Agreement may be executed in counterpart copies, all of which when taken together shall be deemed to constitute one and the same original instruments.

Section 15. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or any reason of this Agreement.

Section 16. Assignability. Neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Party hereto.

Section 17. Release.

(a) Crude shall not be liable to Company for (1) delays, errors, malfunctions or breakdowns relating to the Crude Administrative Services, unless such delays, errors, malfunctions or breakdowns are attributable to or are the result of Crude’s gross negligence or willful misconduct, or (2) any action or omission taken or not taken pursuant to instructions properly received from Company, unless such action or omission, as the case may be, is attributable to or is the result of Crude’s gross negligence or willful misconduct.

(b) Company shall not be liable to Crude for (1) delays, errors, malfunctions or breakdowns relating to the Company Administrative Services, unless such delays, errors, malfunctions or breakdowns are attributable to or are the result of Company’s gross negligence or willful misconduct, or (2) any action or omission taken or not taken pursuant to instructions properly received from Crude, unless such action or omission, as the case may be, is attributable to or is the result of Company’s breach of its obligations hereunder or its gross negligence or willful misconduct.

Section 18. Indemnification.

(a) Company shall indemnify, defend and hold harmless Crude and its present and future officers, directors, employees, agents and representatives (each individually referred to herein as a “Crude Indemnified Party”), from and against any and all liabilities resulting from any claim arising in connection with, or related to, this Agreement and the Company Administrative Services provided hereunder, except to the extent those claims arise out of the gross negligence or willful misconduct of the Crude Indemnified Party.

(b) Crude shall indemnify, defend and hold harmless Company, Company’s Affiliates and Company’s delegates and their respective present and future officers, directors, employees, agents and representatives (each individually referred to herein as a “Company Indemnified Party”), from and against any and all liabilities resulting from any claim arising in connection with, or related to, this Agreement and the Crude Administrative Services provided hereunder, except to the extent those claims arise out of the gross negligence or willful misconduct of the Company Indemnified Party.

(c) Notwithstanding any other provision of this Agreement, neither party shall be liable for lost profit, lost revenue or any other form of indirect, incidental, special, consequential or punitive damages other than in connection with a third party claim, even if that party has been informed of the possibility of such damages.

Section 19. Survival of Indemnification Obligations. The indemnification obligations of each Party pursuant to this Agreement shall continue for a period of two (2) years following the expiration or termination of this Agreement and the Company Administrative Services and Crude Administrative Services provided hereunder.

Section 20. Notification of Claim. The Crude Indemnified Party or the Company Indemnified Party, as the case may be, shall give prompt written notice to the other Party of the receipt of any claim or the commencement of any action which is or may be covered by the applicable indemnity, but the failure to so notify such Party shall not relieve the indemnifying Party of any liability that it may have under this Agreement except to the extent that the defense of such action is prejudiced thereby. Upon receipt of such notice, the indemnifying Party shall immediately assume the defense thereof with counsel satisfactory to the other Party. No compromise or settlement thereof may be effected by the indemnifying Party without the other Party’s consent.

Section 21. Limitation of Damages. Notwithstanding anything contained herein to the contrary, the liability of any Party under this Agreement for any breach, default, or event of default under this Agreement shall be strictly limited to such actual and incidental damages as were directly incurred by the non-breaching or non-defaulting Party by reason of such breach, default or event of default. In no event shall any Party ever be liable, nor shall any Party ever recover, and hereby waives, any consequential or special damages (including but not limited to lost profits or damages for lost business opportunity) other than in connection with a third party claim.

Section 22. Force Majeure. No Party shall be liable for delays or failure in its performance hereunder to the extent that such delay or failure of performance is caused by any act of God, war, strike, lockout, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the control of such Party.

Section 23. Cooperation. Each of the Parties to this Agreement, when requested by another Party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the transaction contemplated by this Agreement.

Section 24. Severability. The provisions of this Agreement shall be severable, and any invalidity, non-enforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

Section 25. No Third Party Beneficiaries. This Agreement has been entered into solely for the benefit of the Parties that have executed it, and not to confer any benefit or enforceable right upon any other party or entity. Accordingly, no party or entity that has not executed this Agreement shall have any right to enforce any of the provisions of it.

Section 26. Attorney’s Fees. The prevailing party in any action, suit, proceeding, arbitration, or mediation, brought to enforce any matter under this Agreement, shall be entitled to recover, in addition to any other available remedies, its reasonable attorney’s fees and costs actually incurred in connection with the action, suit, proceeding, arbitration or mediation.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CRUDE ENERGY, LLC

By:	/s/ Parker Hallam
Name: Parker Hallam
Title: President

CRUDE ROYALTIES, LLC

By:	/s/ Parker Hallam
Name: Parker Hallam
Title: President

BERING EXPLORATION, INC.

By:	/s/ Chris Faulkner
Name: Chris Faulkner
Title: President